Exhibit 99.8

FOR IMMEDIATE RELEASE
January 16, 2009

For further information contact:

Randall H. Riley
Vice President, Investor Relations
(512) 837-7100
PR@citizensinc.com

CITIZENS, INC. REPORTS ACQUISITION OF INTEGRITY CAPITAL

Austin, Texas – January 16, 2009 – Citizens, Inc. (NYSE: CIA) announced a definitive agreement to acquire all outstanding shares of Integrity Capital Corporation (“Integrity Capital”) in exchange for shares of Citizens, Inc. Class A Common stock. Integrity Capital is the parent of Integrity Capital Insurance Company, an Indiana life insurance company.

The agreement is subject to approval by Integrity Capital’s shareholders and insurance regulatory authorities in Indiana. In consideration of this transaction, all Integrity Capital shareholders will receive one share of Citizens, Inc. stock for three shares of Integrity Capital stock. The transaction is valued at approximately $9.7 million. Following the closing, which is expected in the first quarter of 2009, Integrity Capital will continue to operate and expand its life insurance business in Indiana. For the year ended December 31, 2007, Integrity Capital had $10.0 million in assets and $2.7 million in revenue.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. Dollar-denominated whole life insurance policies, coupled with the acquisition of other life insurance companies. Citizens, Inc. Class A common stock closed at $8.50 on January 15, 2009.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2007, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.